Filer:
  Company Data:
    Company Name:  ProFutures Long/Short Growth Fund, L.P.

    IRS number:  74-2849862
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  11612 Bee Cave Road, Suite 100
                       Austin, Texas  78733
    Business Phone:    800-348-3601

    Filing Values:
        Form Type:  424B3
        SEC File Number:  000-25585


PROFUTURES LONG/SHORT GROWTH FUND, L.P.
Account Statement of Income (Loss)
For the Calendar Month of April 1999
(Prepared from Accounts Without Audit)


NET TRADING INCOME (LOSS):                                   April 30, 1999
                                                             --------------

   Realized Trading Gain (Loss)                              $   541,169.58
   Change in Unrealized Gain (Loss)                               46,900.00
   Less Broker Commissions                                         1,088.00
   Less Other Trading Fees                                           269.20
                                                             --------------

        NET TRADING INCOME (LOSS)                                586,712.38

   Interest Income                                               110,187.95
                                                             --------------

        NET INCOME (LOSS) BEFORE EXPENSES                        696,900.33
                                                             --------------

EXPENSES INCURRED OR ACCRUED:

   Professional Services                                          15,683.67
   ProFutures Management Fee                                      70,816.06
   Horizon Service Fee                                                    0
   Change in Incentive Fee                                        91,556.91
   Other Expenses                                                    968.69
                                                             --------------

        NET EXPENSES                                             179,025.33
                                                             --------------

NET INCOME (LOSS) FOR THE PERIOD                             $   517,875.00
                                                             ==============

STATEMENT OF CHANGES IN NET ASSET VALUE (N.A.V.)

N.A.V., Beginning of Period                                  $27,737,733.59
Partners' Additions                                            5,630,199.86
Partners' Redemptions                                           (140,137.12)
Net Income (Loss) for the Period                                 517,875.00
                                                             --------------

N.A.V., End of Period                                        $33,745,671.33
                                                             ==============

Percentage Increase (Decrease)                                         1.87%
                                                             ==============

Per Unit Value                                               $     1,930.76
                                                             ==============


THIS STATEMENT IS ACCURATE AND COMPLETE TO THE BEST OF MY KNOWLEDGE:



/s/ Gary D. Halbert
GARY D. HALBERT
PRESIDENT OF PROFUTURES, INC.
GENERAL PARTNER FOR PROFUTURES LONG/SHORT GROWTH FUND, L.P.